Exhibit 5.1

October 18, 2024

BOXABL Inc.

5345 N. Belt Road

North Las Vegas, NV 89115

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) of BOXABL Inc., a Nevada corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) in connection with the offering by the Company of up to 550,000,000 shares of the Company’s Common Stock, par value $0.00001 per share (the “Securities”), issuable pursuant to the Company’s Amended 2021 Stock Option Plan (the “Plan”).

In arriving at the opinion expressed herein, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of such documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinion set herein. In our examination we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to this opinion, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others. We have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder.

Based on the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Securities, when issued against payment therefor in accordance with the terms set forth in the Plan as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the Nevada Revised Statutes (the “NRS”). We are not admitted to practice in the State of Nevada; however, we are generally familiar with the NRS as currently in effect and have made such inquiries as we consider necessary to render the opinion above. This opinion is limited to the effect of the current state of the NRS and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretations thereof or such facts.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ CrowdCheck Law LLP
CrowdCheck Law LLP